Exhibit 99.1

For more information:

Shannon Lynd, Marketing Director

(510) 628-1143

Shannon@versata.com

FOR IMMEDIATE RELEASE

VERSATA, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

Oakland, California, April 7, 2004. Versata, Inc. (Nasdaq: VATA), today announced that its board of directors has adopted a stockholder rights plan. Under the plan, Versata will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on April 19, 2004.

The stockholder rights plan is designed to guard against partial tender offers and other coercive tactics to gain control of the company without offering a fair and adequate price and terms to all of Versata’s stockholders. The plan was not adopted in response to any efforts to acquire the company, and the company is not aware of any such efforts.

Each right will initially entitle stockholders to purchase a fractional share of the company’s preferred stock for $13. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of, fifteen percent or more of Versata’s common stock while the stockholder rights plan remains in place, then, unless the rights are redeemed by Versata for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for shares of Versata or shares of the third party acquirer having a value of twice the right’s then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

About Versata

Versata provides solutions for automating and simplifying the building, maintenance and ongoing evolution of large, complex, data-intensive enterprise applications. These applications typically access multiple data sources, incorporate multiple database tables and user interfaces, execute very complex business transactions and support thousands of users. The Versata solution effectively and efficiently replaces time intensive hand-coding efforts with simple, intuitive business rules and graphical process flow specification.

Versata Global 2000 customers include American Management Systems, British Telecommunications, J.P. Morgan Chase & Co., Meridian Health Care Management and Union Bank of California. For more information, please visit www.versata.com or call (800) 984-7638.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements These statements are not guarantees of future performance and actual results could differ materially from Company’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to: inability to successfully guard against partial tender offers and other coercive tactics to gain control of the company as described above; inability to improve cash flow and/or further reduce expenses; inability to achieve profitability; and other risks detailed in the Company’s Annual Report filed on Form 10-K, and other reports filed with the Securities and Exchange Commission. As a result, actual results may vary, perhaps materially, from those contained in the forward-looking statements. All forward looking statements included in this press release are based upon information available to the Company as of the date hereof, and the Company does not assume any obligation to update such statements or the reasons why actual results could differ materially from those projected in such statements.

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